EXHIBIT 99.1

FOR IMMEDIATE RELEASE

                                  NEWS RELEASE

               ASSOCIATED MATERIALS REPORTS FIRST QUARTER RESULTS

CUYAHOGA FALLS, Ohio, May 2 -- Associated Materials Incorporated ("AMI") today announced first quarter 2003 net sales from continuing operations of $110.9 million, essentially flat compared to $111.1 million for the same period in 2002. As discussed below, results of continuing operations exclude the Company's AmerCable division, which was sold on June 24, 2002.

Net loss for the first quarter of 2003 was $5.0 million. This compares to a net loss of $1.5 million for the same period in 2002. Cash used in operations was $13.5 million for the first quarter in 2003 as compared to cash used in operations of $12.0 million for the same period in 2002.

EBITDA for the first quarter of 2003 was a loss of $0.4 million compared to earnings of $2.2 million for the same period in 2002. EBITDA for the three months ended March 31, 2002 includes $0.6 million of EBITDA relating to the AmerCable division and merger transaction costs of $2.0 million. A reconciliation of EBITDA to net loss is included in the table below.

Michael Caporale, President and Chief Executive Officer, commented, "Despite severe winter weather conditions in many of our key geographic areas as well as historically low consumer confidence, Associated Materials' sales from continuing operations were equal to those of the strong first quarter of 2002. However, AMI's sales mix continued to shift from vinyl siding to vinyl windows, which have a lower margin percentage. In addition, our selling, general and administrative expenses were higher than last year due to increased costs associated with the seven new supply centers we opened over the past twelve months."

Mr. Caporale further commented, "Although there was a decline in sales of existing homes and single-family housing starts early in 2003, we believe consumers will continue to invest in their homes as interest rates remain at historically low levels."

Results of Continuing Operations

Unit sales of vinyl siding decreased 15% while unit sales of vinyl windows increased 8% during the first quarter of 2003 compared to the same period in 2002. The decrease in unit sales of vinyl siding is primarily a result of the severe winter weather conditions in many of the Company's key geographic areas as well as continued macroeconomic uncertainties, including historically low consumer confidence. According to available industry data, the vinyl siding industry decreased 5% during the first quarter of 2003 compared to the same period in 2002. The Company believes its vinyl siding performance was below the industry in the first quarter due to its competitors' customers building inventory in advance of industry-wide price increases effective April 1st and as a result of special promotions offered during the slower winter months. As the majority of

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the Company's vinyl siding sales are made directly to contractors through its company-owned supply centers, its revenue would not be significantly impacted by the above mentioned factors. Gross profit in the first quarter of 2003 was $28.2 million, or 25.4% of net sales. This compares to gross profit of $30.7 million, or 27.6% of net sales, in the first quarter of 2002. The decrease in gross profit margin percentage was primarily a result of window sales comprising a larger proportion of total sales in the first quarter of 2003 compared to the same period in 2002 along with increased resin costs. Selling, general and administrative expense increased to $31.3 million, or 28.2% of net sales, for the first quarter of 2003 versus $29.6 million, or 26.6% of net sales, for the same period in 2002. The increase in selling, general and administrative expense is primarily a result of the seven new supply centers added over the past twelve months. The loss from operations was $3.1 million in the first quarter of 2003 compared to income from operations of $1.1 million for the same period in 2002.

Cash Flows

Cash used in operations was $13.5 million for the first quarter of 2003 compared to cash used in operations of $12.0 million for the same period in 2002, with both periods reflecting the operating results for each quarter and seasonal working capital needs. Cash used in investing activities was $2.3 million for the first quarter of 2003 compared to cash used in investing activities of $3.1 million for the same period in 2002. Investing activities for both periods consist entirely of capital expenditures. Net cash provided by financing activities of $5.7 million for the first quarter of 2003 consisted of borrowings totaling $6.6 million under the revolving portion of the Company's credit facility offset by the redemption of the remaining $0.9 million of 9 1/4% notes. This compares to net cash used in financing activities of $0.2 million for the first quarter of 2002, which consisted of $0.3 million of dividends paid offset by $0.1 million received from the exercise of stock options. As of March 29, 2002, AMI's total debt was $248.1 million, which consisted of $165 million of 9 3/4% notes along with $76.5 million of term loans and $6.6 million of revolving loans under its credit facility.

Predecessor and Successor Results of Operations

On April 19, 2002, the cash tender offer for AMI's then outstanding common stock for $50 per share was completed. As a result the Company became a privately held, wholly-owned subsidiary of Associated Materials Holdings Inc. (which is controlled by affiliates of Harvest Partners, Inc.).

Accounting principles generally accepted in the United States require operating results prior to the merger completed on April 19, 2002 to be presented as the Predecessor's results in the historical financial statements. Operating results subsequent to the merger are presented as the Successor's results in the historical financial statements. AmerCable's results are included in continuing operations of the Predecessor as it was the Successor's decision to divest this division.

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The net loss of $5.0 million for the first quarter of 2003 includes the loss from operations of $3.1 million, interest expense of $5.4 million and a tax benefit of $3.6 million. This compares to a net loss of $1.5 million for the same period of 2002, which includes income from operations of $1.1 million, income from operations from the Company's former AmerCable division of $0.1 million, interest expense of $1.7 million, $2.0 million of merger transaction costs associated with the strategic review process and merger and a tax benefit of $1.0 million.

Sale of AmerCable

On June 24, 2002, the Company completed the sale of its AmerCable division to AmerCable Incorporated, a newly-formed entity controlled by Wingate Partners III, L.P. and members of AmerCable's management for cash proceeds of approximately $28.3 million and the assumption of certain liabilities. The proceeds from the sale were used to repay a portion of the Company's indebtedness.

Change of Fiscal Year End

AMI elected to change its fiscal year from a calendar year to a 52 / 53 week fiscal year that ends on the Saturday closest to December 31st. The first quarter of fiscal 2003 began on January 1, 2003 and ended on March 29, 2003. The Company's 2003 fiscal year end will be January 3, 2004.

Non-GAAP Financial Measures

The Company has changed the way it describes its historical financial performance in its earnings releases in connection with the adoption by the SEC of Regulation G and other rules affecting the use and disclosure of non-GAAP financial measures. Accordingly, EBITDA as used in this release has not been adjusted for items that may impact its comparability to prior periods, including items such as AmerCable's results of operations and merger transaction costs.

                                *      *      *

Associated Materials management will host its first quarter earnings conference call on Friday, May 2 at 11 a.m. Eastern Time. The toll free dial-in number for the call is (866) 686-6743. A replay of the call will be available through May 9, 2003 by dialing (888) 769-9756 and entering the conference call identification number of 7043177. The conference call and replay will also be available via webcast, which along with this news release can be accessed via the Company's web site at http://www.associatedmaterials.com.

                                *      *      *

Associated Materials is a leading manufacturer of exterior residential building products, which are distributed through 90 company-owned Supply Centers across the United

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States. The Company produces a broad range of vinyl siding and vinyl window product lines as well as vinyl fencing, decking and railing and vinyl garage doors.

Founded in 1981, Harvest Partners has approximately $1 billion of invested and committed capital, and is focused on management buyouts and growth financings of profitable, medium-sized specialty services, manufacturing and value-added distribution businesses, with a particular emphasis on multinational transactions. Harvest has significant additional capital available through its limited partners, which include numerous U.S., European and Asian industrial corporations and financial institutions. For more information on Harvest Partners please visit its web site at http://www.harvpart.com.

This press release contains certain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) relating to Associated Materials that are based on the beliefs of Associated Materials' management. When used in this press release, the words "anticipate," "believe," "estimate," "expect," "intend," and similar expressions, as they relate to Associated Materials or its management, identify forward-looking statements. Such statements reflect the current views of the Company's management with respect to its operations and results of operations regarding the availability of consumer credit, interest rates, employment trends, levels of consumer confidence, consumer preferences, national and regional trends in new housing starts, raw material costs, pricing pressures, costs of environmental compliance, level of competition within our market, availability of alternative building products, shifts in market demand, changes in weather conditions and general economic conditions. These statements are subject to certain risks and uncertainties. More detailed information about these factors may be found in filings by Associated Materials with the Securities and Exchange Commission, including its most recent annual report on Form 10-K. Should one or more of these risks or uncertainties materialize, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended.

For Further Information

At the Company:                               At Abernathy MacGregor Group Inc.:
D. Keith LaVanway                             Carolyn Miles
Chief Financial Officer                       Media
(330) 922-2004                                (212) 371-5999

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                        ASSOCIATED MATERIALS INCORPORATED
           Condensed Predecessor / Successor Statements of Operations
                   and Other Selected Financial Information(a)
                                 (in thousands)


                                                      Three Months Ended
                                                 March 29,        March 31,
                                                    2003             2002
                                                 Successor       Predecessor
                                                 ---------       -----------
Net sales
     Alside.............................          $110,944         $ 111,062
     AmerCable..........................                 -            12,136
                                                  --------         ---------
         Total..........................           110,944           123,198

Gross profit
     Alside.............................            28,168            30,691
     AmerCable..........................                 -             1,729
                                                  --------         ---------
         Total..........................            28,168            32,420

Selling, general and administrative expense
     Alside.............................            31,310            29,572
     AmerCable..........................                 -             1,647
                                                  --------         ---------
         Total..........................            31,310            31,219
                                                  --------         ---------

Income (loss) from operations
     Alside.............................            (3,142)            1,119
     AmerCable..........................                 -                82
                                                  --------         ---------
         Total..........................            (3,142)            1,201

Interest, net...........................             5,438             1,669
                                                  --------         ---------
Loss before other non-operating expenses and
   income taxes.........................            (8,580)             (468)
Merger transaction costs (b)............                 -             2,002
                                                  --------         ---------
Loss before income taxes................            (8,580)           (2,470)
Income taxes............................            (3,560)             (951)
                                                  ---------        ----------
Net loss................................          $ (5,020)        $  (1,519)
                                                  =========        ==========

Reconciliation of net loss to EBITDA (c) (d):
---------------------------------------------
Net loss ...............................          $ (5,020)        $  (1,519)
Interest................................             5,438             1,669
Taxes...................................            (3,560)             (951)
Depreciation and amortization...........             2,717             2,979
                                                  --------         ---------
EBITDA   ...............................          $   (425)        $   2,178
                                                  =========        =========

Selected Cash Flow Data
-----------------------
Net cash used in operating activities...          $(13,526)        $ (11,993)
Net cash used in investing activities
   (capital expenditures)...............            (2,335)           (3,118)
Net cash provided by (used in) financing
   activities...........................             5,692              (245)


                                                 March 29,       December 31,
                                                    2003             2002
Selected Balance Sheet Data                               Successor
---------------------------                               ---------
Cash....................................          $  2,853         $ 13,022
Accounts receivable, net................            62,252           67,861
Inventory...............................            65,366           60,369
Accounts payable........................            27,505           31,319
Accrued liabilities.....................            28,815           34,319
Long-term debt..........................           248,100          242,408

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(a)  Operating results prior to the merger completed on April 19, 2002, are presented as the Predecessor's results of operations and include the period from January 1, 2002 to March 31, 2002. Operating results subsequent to the merger are presented as the Successor's results of operations and include the period from January 1, 2003 to March 29, 2003. AmerCable's results are included in continuing operations of the Predecessor prior to the merger.

(b) Merger transaction costs include investment banking and legal fees incurred by the Predecessor in conjunction with the strategic review process and subsequent merger transaction with Harvest Partners.

(c) EBITDA is calculated as net loss plus interest, taxes, depreciation and amortization. The Company considers EBITDA to be an important indicator of its operational strength and performance of its business. The Company has included EBITDA because it believes it is used by certain investors as one measure of a company's ability to service its debt. EBITDA should be considered in addition to, not as a substitute for the Company's net income or loss or to cash flows as well as other measures of financial performance in accordance with accounting principles generally accepted in the United States. EBITDA, as it is defined in the Company's credit facility and indenture governing the 9 3/4% notes, excludes non-recurring items. The credit facility and indenture governing the 9 3/4% notes have certain financial covenants that use ratios utilizing the Company's EBITDA. EBITDA has not been prepared in accordance with accounting principles generally accepted in the United States. Therefore, EBITDA as presented by the Company, may not be comparable to similarly titled measures reported by other companies.

(d) AmerCable's EBITDA for the three months ended March 31, 2002 is calculated as its net income of $0.1 million, plus depreciation and amortization of $0.5 million. AmerCable's interest and taxes for this period were less than $0.1 million.